Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces Fourth Quarter and Fiscal Year 2007 Results
ATLANTA, February 25, 2008 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the fourth quarter and fiscal year ended December 31, 2007.
Highlights of Financial Results
•	Consolidated revenue for the fourth quarter of 2007 was $63.8 million, an increase of 6% compared to $60.2 million for the same period in 2006.

•	Net loss for the 2007 fourth quarter was $4.0 million or ($0.19) per basic and diluted share, compared to a net loss of $2.9 million or ($0.43) per basic and diluted share for the same period in 2006. The fourth quarter 2007 net loss included a charge of $8.6 million for stock-based compensation, a charge of $9.4 million related to the early extinguishment of debt (including a $1.0 million prepayment penalty), and a gain on discontinued operations of $0.5 million. The charge for stock-based compensation resulted primarily from the issuance of additional performance units in accordance with the anti-dilution provisions of the management incentive plan (MIP) that was negotiated as part of the Company’s financial restructuring completed in March 2006. These provisions were triggered by the conversion during the quarter of the Company’s convertible securities into 6,284,489 shares of common stock. The fourth quarter 2006 net loss included a charge of $3.9 million for severance associated with a major staff reduction implemented during the quarter, $2.0 million for charges related to the sub-leasing of approximately 20% of the Company’s headquarters office space, a charge of $1.6 million related to stock-based compensation, and a gain on discontinued operations of $1.1 million.

•	Adjusted EBITDA for the 2007 fourth quarter was $17.4 million, compared to $10.4 million of adjusted EBITDA for the same period in 2006. The 2007 fourth quarter adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) excluding the $8.6 million stock-based compensation charge. The comparable adjusted EBITDA for the 2006 fourth quarter excluded the $3.9 million charge for severance, the $2.0 million charge related to the headquarters sublease, and the $1.6 million charge related to stock-based compensation. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the year ended December 31, 2007 was $227.4 million, an increase of approximately 1% compared to the prior year’s amount of $225.9 million.

•	Net earnings for 2007 were $13.1 million or $1.04 per basic and diluted share, compared to a net loss of $21.1 million or ($3.32) per basic and diluted share in 2006. 2007 net earnings include a gain on discontinued operations of $20.2 million, virtually all of which was attributable to the divestiture of the Meridian business in May 2007, and a charge of $21.0 million related to stock-based compensation. The charge for stock-based compensation resulted primarily from the issuance of additional performance units in accordance with the anti-dilution provisions of the MIP as the Company’s convertible securities converted to common stock throughout the year. The 2007 net earnings also include the $9.4 million loss on the early extinguishment of debt, and a $1.6 million charge related to the exit of a portion of the Company’s headquarters office space. The 2006 net loss included a non-cash charge of $10 million resulting from the Company’s financial restructuring completed in March 2006, a charge of $8.0 million for severance and operational restructuring costs, charges of $6.4 million for stock-based compensation, and a gain on discontinued operations of $3.0 million.

•	Adjusted EBITDA for 2007 was $47.2 million compared to $28.0 million of adjusted EBITDA for 2006. 2007 adjusted EBITDA excludes the charge of $21.0 million related to stock based compensation, the $9.4 million loss on the early extinguishment of debt, and the $1.6 million charge related to the exit of a portion of the Company’s headquarters office space. The comparable adjusted EBITDA for 2006 excluded the non-cash charge of $10 million resulting from the Company’s financial restructuring completed in March 2006, the charge of $8.0 million for severance and operational restructuring costs and the charges of $6.4 million for stock-based compensation.
Liquidity
At December 31, 2007, the Company had cash and cash equivalents of $42.4 million and had total debt outstanding of $45.9 million, comprised of a $45 million variable rate term loan due September 2011 and a $0.9 million capital lease obligation. At December 31, 2006 the Company had cash and cash equivalents of $30.2 million and had total debt outstanding of $139.8 million. The year-end 2006 debt included a $25 million variable rate term loan due 2010, $51.5 million in principal amount of 11.0% Senior Notes Due 2011, $62.5 million in principal amount of 10.0% Senior Convertible Notes Due 2011, and a $0.8 million capital lease obligation. In addition, the Company had 9.0% Series A preferred stock outstanding with an aggregate liquidation preference of $11.2 million, which was mandatorily redeemable in 2011. As previously reported, all of the Company’s debt and preferred stock outstanding at year-end 2006 was converted to common stock, redeemed or re-financed during 2007.

“We finished a very good year with a very strong quarter,” said James B. McCurry, PRG-Schultz chairman, president and chief executive officer. “We will build on the momentum of the last two years by producing ever increasing levels of value for our strong base of clients.
Debt Reconfiguration
The Company currently expects to repay approximately $7.3 million of its existing term loan in March. In addition to these mandatory repayments, the Company has received a proposal from its secured lenders to reconfigure its remaining debt so that a significant portion of the Company’s excess cash can be used to reduce total debt without paying a prepayment penalty. Under the terms of the proposal, $15 million of the remaining term loan balance would be reconfigured as “revolver” debt that the Company could pay down and re-borrow without penalty based on fluctuations in the Company’s cash balances. It is anticipated that the reconfigured “revolver” debt would be subject to customary covenants and would have a variable interest rate that is slightly higher than the rates on the existing term loan.
Stock Repurchase Program
The Company also announced today that its Board of Directors has approved a stock repurchase program. Under the terms of the program, the Company may repurchase up to $10 million of its common stock from time to time through March 30, 2009. The timing and amount of repurchases, if any, will depend upon the Company’s stock price, economic and market conditions, regulatory requirements, and other corporate considerations. The Company may initiate, suspend or discontinue purchases under the stock repurchase program at any time. As of February 25, 2008 PRG had approximately 21.5 million shares of common stock outstanding.
Fourth Quarter Earnings Call
As previously announced, management will hold a conference call at 8:30 AM (EST) tomorrow to discuss its fourth quarter and fiscal 2007 financial results. To access the conference call, listeners in the U.S. and Canada should dial 1-866-770-7146 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8068. To be admitted to the call, listeners should use passcode 29797158. A replay of the call will be available one hour after the conclusion of the live call, extending through March 31, 2008. To directly access the replay, dial 1-888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 14062915.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “(NASDAQ: PRGX)” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning one hour after the conclusion of the live audiocast, extending through March 31, 2008. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial performance, condition and position, the Company’s program to repurchase shares of its common stock under certain circumstances, the Company’s expected repayment of a portion of its secured debt, the Company’s ability to reconfigure its secured debt, build on its turnaround, create sustainable growth, produce ever increasing value for clients, and the strength of its client base. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include the Company’s ability to retain personnel, revenues that do not meet expectations or justify costs incurred, the Company’s ability to replace the declining revenues from its core accounts payable services, uncertainty in the credit markets, changes in the market for the Company’s services, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 23, 2007 and its Form 10-Q filed on November 14, 2007. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues	$63,817	$60,212	$227,369	$225,898
Cost of revenues	35,253	44,573	140,877	161,827

Gross margin	28,564	15,639	86,492	64,071

Selling, general and administrative expenses	21,333	13,092	67,063	56,500
Operational restructuring expenses	—	1,989	1,644	4,130

Operating income	7,231	558	17,785	3,441

Interest expense, net	1,792	4,174	13,815	16,311
Loss on debt extinguishment and financial restructuring	9,397	—	9,397	10,047

Loss from continuing operations before income taxes and discontinued operations	(3,958)	(3,616)	(5,427)	(22,917)

Income taxes	446	405	1,658	1,165

Loss from continuing operations before discontinued operations	(4,404)	(4,021)	(7,085)	(24,082)

Discontinued operations:
Operating income, net of taxes	43	1,095	347	2,691
Gain on disposal/sale	408	—	19,868	292

Earnings from discontinued operations, net of taxes	451	1,095	20,215	2,983

Net earnings (loss)	$(3,953)	$(2,926)	$13,130	$(21,099)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(0.21)	$(0.58)	$(0.62)	$(3.77)
Earnings from discontinued operations	0.02	0.15	1.66	0.45

Net earnings (loss)	$(0.19)	$(0.43)	$1.04	$(3.32)

Weighted average common shares outstanding:
Basic	21,077	7,291	12,204	6,616

Diluted	21,077	7,291	12,204	6,616

Certain reclassifications have been made to the 2006 amounts to conform to the presentation in 2007.
These reclassifications include the presentation of the Meridian reporting segment as discontinued operations.

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$42,364	$30,228
Restricted cash	—	139
Receivables:
Contract receivables	36,691	39,703
Employee advances and miscellaneous receivables	1,118	2,534

Total receivables	37,809	42,237

Prepaid expenses and other current assets	2,740	2,092
Current assets of discontinued operations	—	52,320

Total current assets	82,913	127,016

Property and equipment	8,035	8,810
Goodwill	4,600	4,600
Intangible assets	21,172	23,062
Other assets	5,718	11,058
Noncurrent assets of discontinued operations	—	4,121

Total assets	$122,438	$178,667

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portions of debt obligations	$7,846	$750
Accounts payable and accrued expenses	16,117	17,959
Accrued payroll and related expenses	31,435	37,224
Refund liabilities and deferred revenue	10,517	10,657
Current liabilities of discontinued operations	—	55,208

Total current liabilities	65,915	121,798

Senior notes	—	43,796
Senior convertible notes	—	68,030
Other debt obligations	38,078	25,096
Noncurrent compensation obligations	8,548	5,859
Other long-term liabilities	7,548	7,372

Total liabilities	120,089	271,951

Mandatorily redeemable participating preferred stock	—	11,199

Shareholders’ equity (deficit):
Common stock	221	84
Additional paid-in capital	605,592	513,920
Accumulated deficit	(559,018)	(571,818)
Accumulated other comprehensive income	4,264	2,041
Treasury stock at cost	(48,710)	(48,710)

Total shareholders’ equity (deficit)	2,349	(104,483)

Total liabilities and shareholders’ equity (deficit)	$122,438	$178,667

2006 balances have been reclassified to present the assets and liabilities of the Meridian reporting segment as those of discontinued operations. Meridian was sold in May 2007.

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings (Loss) to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA:

Net earnings (loss)	$(3,953)	$(2,926)	$13,130	$(21,099)

Adjust for:
Earnings from discontinued operations	451	1,095	20,215	2,983

Loss from continuing operations	(4,404)	(4,021)	(7,085)	(24,082)

Adjust for:
Income taxes	446	405	1,658	1,165
Interest	1,792	4,174	13,815	16,311
Loss on debt extinguishment and financial restructuring	9,397	—	9,397	10,047
Depreciation and amortization	1,506	2,381	6,769	10,114

EBITDA	8,737	2,939	24,554	13,555

Collectively significant severance charges	—	3,910	—	3,910
Operational restructuring expenses	—	1,989	1,644	4,130
Stock-based compensation	8,641	1,601	20,956	6,436

Adjusted EBITDA	$17,378	$10,439	$47,154	$28,031

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities:

Net earnings (loss)	$(3,953)	$(2,926)	$13,130	$(21,099)
Earnings (loss) from discontinued operations	451	1,095	20,215	2,983

Earnings (loss) from continuing operations	(4,404)	(4,021)	(7,085)	(24,082)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used in) operations:
Loss on debt extinguishment/financial restructuring	9,397	—	9,397	10,047
Depreciation and amortization	1,506	2,381	6,769	10,114
Stock-based compensation expense	8,641	1,601	20,956	6,436
Amortization of debt discounts and deferred costs	806	728	3,257	1,858
(Increase) decrease in receivables	2,716	4,562	6,615	13,917
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	6,209	4,423	(7,648)	(2,660)
Other, primarily changes in assets and liabilities	(1,481)	4,489	(1,973)	5,666

Net cash provided by (used in) operating activities	23,390	14,163	30,288	21,296

Cash flows from investing activities — purchases of property and equipment, net of disposals	(1,830)	(550)	(4,002)	(1,316)

Net cash provided by (used in) financing activities	(9,150)	648	(36,219)	(183)

Cash flows from discontinued operations	2,163	973	21,107	1,432

Effect of exchange rates on cash and cash equivalents	34	(289)	962	638

Net increase (decrease) in cash and cash equivalents	14,607	14,945	12,136	21,867

Cash and cash equivalents at beginning of period	27,757	15,283	30,228	8,361

Cash and cash equivalents at end of period	$42,364	$30,228	$42,364	$30,228